UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________

Form 8-K
Current Report
_______________

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2022 (August 26, 2022)

SELECTQUOTE, INC.
(Exact name of registrant as specified in its charter)
_____________

Delaware	001-39295	94-3339273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 West 115th Street, Suite 2511
Overland Park, Kansas 66211
(Address of principal executive offices) (Zip code)

(913) 599-9225
(Registrant’s telephone number, including area code)

No change since last report
(Former Name or Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	SLQT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On August 26, 2022, SelectQuote, Inc. (the “Company”) entered into a Fourth Amendment (the “Fourth Amendment”) to the Credit Agreement, dated as of November 5, 2019, by and among the Company; Wilmington Trust, National Association, as successor to Morgan Stanley Capital Administrators, Inc., as administrative agent; UMB Bank, N.A., as Revolver Agent; and certain of the Company’s existing lenders (as previously amended, the “Senior Secured Credit Facility” and as further amended by the Fourth Amendment, the “Amended Agreement”). The Fourth Amendment amends the Senior Secured Credit Facility to, among other things, (1) amend the Company’s existing financial covenant to better align with its business plan and add an additional minimum liquidity covenant, (2) terminate certain delayed draw term loan commitments and reduce the revolving line under the Credit Agreement form $135.0 million to $100.0 million, (3) introduce a minimum asset coverage ratio for any borrowing of revolving loans that would result in a total revolving exposure of more than $50.0 million and (4) provide certain lenders with the right to appoint a representative to observe meetings of the Company’s board of directors.

Following the Fourth Amendment, the revolving facility under the Senior Secured Credit Facility will accrue interest on amounts drawn at a rate per annum equal to either (a) SOFR (subject to a floor of 1.0%) plus 5.0% or (b) a base rate plus 4.0%, at the Company’s option. The term loans under the Senior Secured Credit Facility will bear interest on the outstanding principal amount thereof at a rate per annum equal to either (a) SOFR (subject to a floor of 0.75%) plus 6.00% in cash plus 2.00% payable in kind or (b) a base rate plus 5.00% in cash plus 2.00% payable in kind, at the Company’s option. From and after October 1, 2023, the cash and payable in kind interest rate with respect to the term loans will rise 0.50% and 1.00%, respectively.

Pursuant to the terms of the Fourth Amendment, each consenting lender received an amendment fee equal to 1.00% of the term loans held by such consenting lender and 0.50% of the revolving loan commitments held by such consenting lender, in each case immediately after giving effect to the Fourth Amendment. In addition, the Amended Agreement provides for the Company to pay a revolving credit termination fee of $0.5 million for the ratable account of each revolving lender upon the termination of all revolving loan commitments.

The obligations of the Company under the Amended Agreement continue to be guaranteed by certain of the Company’s subsidiaries, and secured by a security interest in all assets of the Company, subject to certain exceptions detailed in the Amended Agreement and related ancillary documentation. In connection with the Fourth Amendment, two of the Company’s subsidiaries, SelectQuote Ventures, Inc., and Population Health, Inc., became guarantors of the Amended Agreement.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the terms of the Fourth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.02    Results of Operations and Financial Condition.

On August 29, 2022, the Company reported its financial results for the fourth quarter and year ended June 30, 2022. A copy of the related press release and investor presentation are attached hereto as Exhibits 99.1 and 99.2, respectively.

These exhibits are being furnished pursuant to Item 2.02, and the information contained therein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall either of them be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1*	Fourth Amendment to Credit Agreement
99.1	Press Release
99.2	Investor Presentation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*Certain schedules have been omitted from this exhibit in accordance with Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTQUOTE, INC.

Date: August 29, 2022	By: /s/ Ryan Clement
Name: Ryan Clement
Title: Interim Chief Financial Officer